Filed Pursuant to Rule 424(b)(5)

Registration No. 333-297143

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated August 11, 2026)

Up to 48,055,843 Shares of Common Stock

Up to 3,535,082 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated August 11, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-297143). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 28, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offering and resale by the selling stockholders identified herein of up to 51,590,925 shares of common stock, par value $0.0001 per share, of Matternet, Inc. (fka Los Altos Ventures Corp.) (“Matternet” or the “Company”), consisting of:

●	up to 9,552,427 shares of common stock issued in a private placement offering on May 22, 2026 and June 9, 2026 (the “Private Placement”) to accredited investors (the “PIPE Shares”);

●	up to 33,199,252 shares of common stock (the “Merger Shares”) issued to selling stockholders that were formerly Matternet, Inc. (“Legacy Matternet”) stockholders on May 22, 2026 in connection with the closing of the reverse subsidiary merger transaction among us, Legacy Matternet, and Matternet Acquisition Co. (the “Merger”);

●	up to 2,499,998 shares of common stock issued to selling stockholders who held convertible promissory notes issued by Legacy Matternet which were converted into shares of common stock upon the closing of the Merger (“Bridge Shares”);

●	up to 2,499,998 shares of common stock issuable upon exercise of warrants issued to the holders of convertible promissory notes issued by Legacy Matternet (the “Bridge Warrants” and “Bridge Warrant Shares”);

●	up to 677,260 shares of common stock issuable upon exercise of warrants issued to each of the U.S. registered broker-dealers acting as placement agents in connection with the Private Placement (the “Placement Agent Warrants” and “Placement Agent Warrant Shares”);

●	up to 357,824 shares of common stock issuable upon exercise of warrants issued by Legacy Matternet to selling stockholders (the “Legacy Warrants” and “Legacy Warrant Shares”);

●	up to 2,683,333 shares of common stock held by the stockholders of Los Altos Venture Corp. (“LAVC”) prior to the Merger (the “Retained Pre-Merger Shares”); and

●	up to 120,833 shares of our common stock held by advisors in exchange for services rendered in connection with the Merger (the “Advisor Shares”).

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except with respect to amounts that may be received by us upon the cash exercise of the Placement Agent Warrants, the Bridge Warrants and the Legacy Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws.

Our common stock trades on the OTCQB Venture Market under the ticker symbol “MTTN”.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2026

MATTERNET, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56769	39-2522950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Ravendale Drive
Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (650) 260-2727

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On June 15, 2026, Matternet, Inc. filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”), disclosing that we and Jason Secore, our Chief Financial Officer, had mutually agreed to begin a transition with respect to his responsibilities. Mr. Secore’s employment with Matternet will end on September 29, 2026, and we have commenced a search for Mr. Secore’s successor. Mr. Secore’s departure is not related to any disagreement with Matternet regarding our operations, policies or practices.

Appointment of Chief Financial Officer

On September 25, 2026, the Board of Directors of Matternet appointed Andreas Raptopoulos, our Chief Executive Officer, effective September 29, 2026, to the position of Chief Financial Officer, to serve in such capacity as our principal financial and accounting officer, in addition to his duties as our principal executive officer. Please see our Current Report on Form 8-K filed with the SEC on May 29, 2026, for biographical and other information with respect to Mr. Raptopoulos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Matternet, Inc.

Date: September 28, 2026	By:	/s/ Andreas Raptopoulos
Andreas Raptopoulos
Chief Executive Officer

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